EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8793	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Third-Quarter
Fiscal 2010 Financial Results

Provides Update on Recently Announced Supply Chain Optimization Plan
and Capital Spending Guidance for Fiscal 2011

GRAND RAPIDS, MICHIGAN-February 3, 2010-Spartan Stores, Inc., (Nasdaq:SPTN) today reported financial results for its 16-week third quarter ended January 2, 2010.

Third Quarter Results

Consolidated net sales for the 16-week third quarter were $786.9 million compared with $781.9 million in the same period last year. The net sales increase was due to incremental sales from the acquired VG's Food and Pharmacy stores (VG's) and the opening of additional fuel centers, but was partially offset by the persistent weak economic conditions, continued price deflation, competitive activity and the continued shift in mix toward more private label sales.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the quarter were $26.0 million, or 3.3 percent of net sales, compared with $29.7 million, or 3.8 percent of net sales in the same period last year. Operating earnings for the quarter were $13.7 million compared with last year's third-quarter record $17.9 million. The change in operating earnings was the result of lower comparable store sales volume and fixed cost leverage, lower fuel and retail margins, and a non-cash store closure charge. These items were partially offset by lower incentive compensation costs as well as the benefits from general cost saving initiatives.

"We are pleased with our ability to profitably work through this prolonged weak economic environment," stated Dennis Eidson, Spartan's President and Chief Executive Officer. "Michigan has experienced a slight loss in its population base and has also led the nation in unemployment for 45 consecutive months. The state's unemployment rate for the reported quarter was approximately 15 percent. Consumers remain cautious in their spending behavior, and we continued to experience price deflation. These issues, along with the competitive environment during the year and strong comparable store sales reported in last year's third quarter, have been the primary cause of our recent comparable store sales trend.

"We remain committed to providing consumers in our market with exceptional product values and services and are working diligently to ensure that our cost structure is appropriately aligned with our level of business activity."

Mr. Eidson continued, "To that end, at the beginning of our fourth quarter, we began implementing the conclusions of a comprehensive, multi-year supply chain optimization study. This is another important step in our ongoing strategy of maintaining a low cost grocery distribution operation. As previously announced, we have reached an agreement with the Teamsters Local 337 to transition our Plymouth, Michigan dry grocery distribution operation to our Grand Rapids facility. We expect the transition to be substantially complete by the end of our fourth quarter. During the past several years, we have prudently invested capital to upgrade our distribution system technology, expand our produce ripening operations, upgrade our entire fleet of trucks and completed a major warehouse re-racking project at our Grand Rapids grocery distribution center that significantly increased warehouse capacity and improved space utilization. In addition to better customer service through a centralized Grand Rapids facility, this decision, along with our other cost reduction initiatives, will also ensure better alignment between the current level of business activity and our cost structure.

"With regard to our retail consumer, our recently launched customer loyalty initiative at our Glen's stores has been in place for less than one year and has furnished important insight about value oriented programs that resonate most with our customers. Additionally, consumer perceptions, based on value ratings, have shown a significant improvement at our retail banners."

Earnings from continuing operations for the quarter, including higher interest expense associated with the Company's most recent acquisition, were $5.3 million, or $0.23 per diluted share, compared with $8.1 million, or $0.36 per diluted share last year. Net earnings for the quarter were $5.0 million, or $0.22 per diluted share, compared with $8.3 million, or $0.37 per diluted share in last year's third quarter. Net earnings included a loss from discontinued operations of $(0.2) million, or $(0.01) per diluted share, compared to earnings from discontinued operations of $0.2 million, or $0.01 per diluted share in the same period last year.

Third-quarter gross profit margin increased 90 basis points to 21.0 percent from 20.1 percent in the same period last year. The improved rate was due primarily to an increase in the mix of higher margin retail sales compared with the prior year due to the reclassification of sales associated with the acquired stores to the retail segment.

Operating expenses totaled $151.8 million, or 19.3 percent of sales, compared with $139.6 million, or 17.8 percent of sales, in the year-ago quarter. As a percentage of sales, the increase in operating expenses was due primarily to the incremental cost and sales related to the VG's acquisition and lower sales volumes.

Operating Segments

Distribution Segment

Net sales in the distribution segment were $343.6 million compared with $397.9 million in the same period last year. The sales decline was primarily the result of $44.2 million in distribution sales related to the VG's acquisition now included in retail segment sales, product price deflation and the current economic environment, which is resulting in lower sales.

Distribution segment operating earnings for the quarter increased 6.1 percent to $11.7 million from $11.1 million in the same period last year. The increase was the result of an improved sales mix, lower employee incentive compensation and benefit expenses, and a continued focus on operating expense controls. Product price deflation contributed to lower procurement gains that were significantly offset by the benefit of a $0.2 million LIFO inventory valuation credit compared to $0.9 million of LIFO expense in the same quarter last year.

Retail Segment

Third-quarter retail net sales increased 15.5 percent to $443.4 million from $384.0 million in the same period last year. The increase was due primarily to the incremental sales related to the VG's acquisition and an increase in the number of fuel centers as well as a higher average price per gallon of fuel sold. The increase, however, was partially offset by lower comparable store sales and the loss of $6.4 million in sales related to three closed stores and one sold store since last year's third quarter. Comparable store sales for the quarter declined 6.0 percent as a result of cautious consumer spending due to Michigan's current economic state, retail price deflation and competitive activity.

Third-quarter retail operating earnings were $1.9 million compared with $6.8 million in the prior year period. The decline in operating earnings was the result of lower comparable store sales volumes, lower gross margin rates and the non-cash store closure charge. Heightened market competition, the deflationary environment and weak economic conditions contributed to the lower margins. Additionally, the prior year period benefited from unusually high fuel margins, which contributed approximately $0.05 to the year-over-year decrease in the reported third-quarter diluted earnings per share.

Balance Sheet and Cash Flow

Year-to-date net cash generated from operating activities increased 16.0 percent to $54.3 million from $46.8 million in the corresponding period last year. The improvement was due primarily to better inventory leverage and working capital management, and the timing of certain payments. As of January 2, 2010, total long-term debt (including current maturities and capital lease obligations) increased to $203.8 million from $193.0 million at the end of the previous quarter due to certain real estate financing transactions and the timing of inventory purchases for the post holiday selling season. The debt and inventory levels are expected to return to more normalized levels during the fourth quarter. The Company continues to maintain a very healthy total long-term debt-to-capital ratio of 0.43 to 1.0 at the end of the quarter and a debt-to-EBITDA ratio on a trailing four-quarter EBITDA basis of 1.9 to 1.0.

Outlook

"We continue to generate solid cash flow and our balance sheet remains healthy, giving us the resources and strength to continue executing our capital investment program and consumer-centric business strategy," said Mr. Eidson. "During the third quarter, we completed a major remodel project and closed a nearby store location, opened three new fuel centers, closed one underperforming store and sold a store to an independent customer. Because we have made significant progress on our multi-year strategic retail capital investment program, we expect capital investments in fiscal 2011 to be significantly lower than the fiscal 2010 levels. We expect the economic climate in markets where we operate to weaken slightly, but begin to moderate in late fiscal 2011. We also expect that the rate of product price deflation will begin to temper during fiscal 2011. As a result of these factors and the cycling of competitive store openings, we look for the operating environment to improve late in fiscal 2011.

"We expect that the retail food industry will continue to be pressured by the current environment. As a result, we now anticipate that retail comparable store sales (excluding fuel) will approximate negative eight percent for the fourth quarter due primarily to the continued difficult economic and competitive environment, as well as the inclusion of our recently acquired stores into comparable store sales and the cycling of last year's highly successful grand opening of a relocated store. We expect comparable store sales to begin improving in early fiscal 2011. Core distribution sales for the fourth quarter are expected to decline relative to last year at a rate slightly above the third quarter level (excluding the elimination impact of the acquired stores). We believe that these factors will continue to pressure earnings during the final quarter of the fiscal year. Our outlook remains cautious due to the persistent economic weakness and high rate of unemployment. We expect earnings in fiscal 2011 to be modestly higher than the levels we expect to achieve in fiscal 2010. Our expectation excludes the approximate $2.5 million in one-time, after tax charges anticipated in this year's fourth quarter as a result of severance and other charges related to our warehouse consolidation, real estate and corporate initiatives.

"Capital and real estate development expenditures for fiscal 2010 are expected to range from $48.0 million to $52.0 million, with depreciation and amortization ranging from $34.0 million to $35.0 million and total interest expense of approximately $16.0 million to $16.5 million. We now expect capital expenditures for fiscal 2011 to range from $30 million to $35 million," concluded Mr. Eidson.

Conference Call

A telephone conference call to discuss the Company's third-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, February 4, 2010. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eleventh largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to approximately 350 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 96 retail supermarkets in Michigan, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, Felpausch Food Centers and VG's Food and Pharmacy.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "guidance", "outlook", "schedule", or "opportunities"; that an event or trend "will" or "should" occur or "continue" or is "likely" or that Spartan Stores or its management "anticipates", "believes", "expects", is "committed to", "looks for", is "working" to, "plans" or is "confident" of a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize growth opportunities, expand our customer base, effectively integrate and achieve the expected benefits of acquired stores, successfully respond to the weak economic environment, realize the full expected benefits of restructuring and capital investments, anticipate and successfully respond to openings of competitors' stores, achieve expected sales and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	Third Quarter Ended		Year-to-Date
	(16 weeks) Jan. 2, 2010	(16 weeks) Jan. 3, 2009	(40 weeks) Jan. 2, 2010	(40 weeks) Jan. 3, 2009

Net sales	$786,930	$781,949	$1,993,179	$1,995,484
Cost of sales	621,439	624,509	1,560,661	1,594,996
Gross margin	165,491	157,440	432,518	400,488

Operating expenses
Selling, general and administrative	140,554	131,100	354,590	324,534
Provision for asset impairments and exit costs	715	-	1,316	-
Depreciation and amortization	10,528	8,380	26,678	20,465
Loss on disposal of assets	16	72	126	44
Total operating expenses	151,813	139,552	382,710	345,043

Operating earnings	13,678	17,888	49,808	55,445

Non-operating expense (income)
Interest expense	5,188	4,190	12,578	10,461
Other, net	(43)	(142)	(96)	(351)
Total non-operating expense, net	5,145	4,048	12,482	10,110

Earnings before income taxes and discontinued operations	8,533	13,840	37,326	45,335

Income taxes	3,272	5,754	14,724	18,502

Earnings from continuing operations	5,261	8,086	22,602	26,833

(Loss) earnings from discontinued operations, net of taxes	(232)	229	(280)	1,608

Net earnings	$5,029	$8,315	$22,322	$28,441

Basic earnings per share:
Earnings from continuing operations	$0.23	$0.37	$1.01	$1.22
(Loss) earnings from discontinued operations	(0.01)	0.01	(0.01)	0.07
Net earnings	$0.22	$0.38	$1.00	$1.29

Diluted earnings per share:
Earnings from continuing operations	$0.23	$0.36	$1.01	$1.21
(Loss) earnings from discontinued operations	(0.01)	0.01	(0.02)	0.07
Net earnings	$0.22	$0.37	$0.99	$1.28

Weighted average number of shares outstanding:
Basic	22,436	22,130	22,393	22,075
Diluted	22,515	22,305	22,468	22,253

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Jan 2, 2010	Mar. 28, 2009
ASSETS
Current assets
Cash and cash equivalents	$7,180	$6,519
Accounts receivable, net	52,020	51,470
Inventories	135,718	113,790
Other current assets	13,705	14,780
Total current assets	208,623	186,559

Other assets
Goodwill, net	251,491	249,303
Other, net	55,809	52,643
Total other assets	307,300	301,946
Property and equipment, net	249,915	234,806
Total assets	$765,838	$723,311

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$112,457	$97,248
Accrued payroll and benefits	30,394	35,456
Other accrued expenses	20,805	19,195
Current portion of exit costs	10,234	9,759
Current maturities of long-term debt and capital lease obligations	3,883	3,932
Total current liabilities	177,773	165,590

Long-term liabilities
Other long-term liabilities	87,827	81,615
Exit costs	30,408	34,786
Long-term debt and capital lease obligations	199,921	194,115
Total long-term liabilities	318,156	310,516

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 22,453 and 22,213 shares outstanding	157,360	153,778
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Accumulated other comprehensive loss	(13,984)	(14,151)
Retained earnings	126,533	107,578
Total shareholders' equity	269,909	247,205
Total liabilities and shareholders' equity	$765,838	$723,311

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year-to-Date
	(40 weeks) Jan 2, 2010	(40 weeks) Jan 3, 2009

Net cash provided by operating activities	$54,330	$46,824

Net cash used in investing activities	(43,708)	(143,512)

Net cash (used in) provided by financing activities	(7,420)	74,610

Net cash (used in) provided by discontinued operations	(2,541)	11,861

Net increase (decrease) in cash and cash equivalents	661	(10,217)

Cash and cash equivalents at beginning of period	6,519	19,867

Cash and cash equivalents at end of period	$7,180	$9,650

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Third Quarter Ended		Year-to-Date
	(16 weeks) Jan 2, 2010	(16 weeks) Jan. 3, 2009	(40 weeks) Jan. 2, 2010	(40 weeks) Jan. 3, 2009
Retail Segment:

Net Sales	$443,376	$384,002	$1,146,231	$996,091
Operating Earnings	$1,933	$6,823	$19,686	$26,895

Distribution Segment:

Net Sales	$343,554	$397,947	$846,948	$999,393
Operating Earnings	$11,745	$11,065	$30,122	$28,550

SPARTAN STORES, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EARNINGS TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)
(in thousands)
(unaudited)

	Third Quarter Ended (16 weeks)		Year-to-Date (40 weeks)
	Jan. 2, 2010	Jan. 3, 2009	Jan. 2, 2010	Jan. 3, 2009
Retail Segment:
Operating earnings	$1,933	$6,823	$19,686	$26,895
Plus:
Depreciation and amortization	8,022	5,852	19,968	14,315
LIFO expense	137	499	356	1,251
Provision for asset impairments and exit costs	715	-	1,316	-
Other non-cash charges	(104)	753	(246)	686
EBITDA	$10,703	$13,927	$41,080	$43,147

Distribution Segment:
Operating earnings	$11,745	$11,065	$30,122	$28,550
Plus:
Depreciation and amortization	2,506	2,528	6,710	6,150
LIFO expense	(160)	944	(460)	2,404
Other non-cash charges	1,202	1,263	3,478	3,803
EBITDA	$15,293	$15,800	$39,850	$40,907

Consolidated:
Operating earnings	$13,678	$17,888	$49,808	$55,445
Plus:
Depreciation and amortization	10,528	8,380	26,678	20,465
LIFO expense	(23)	1,443	(104)	3,655
Provision for asset impairments and exit costs	715	-	1,316	-
Other non-cash charges	1,098	2,016	3,232	4,489
EBITDA	$25,996	$29,727	$80,930	$84,054

Notes: Consolidated EBITDA is a non-GAAP financial measure that our credit facility defines as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of retail store locations, plus interest expense, the provision for income taxes and Michigan Single Business Tax to the extent deducted in the computation of Net Earnings.

EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt. The Company believes investors find the information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies.